Exhibit 99(a)(3)

DREYFUS STOCK FUNDS
CERTIFICATE OF AMENDMENT

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Stock Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated July 24, 1995 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees established and designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus International Equity Fund (the "Fund"), a series of the Trust, as follows:

1.      The new class of Shares established and designated by the Trust's Board of Trustees are "Class Y" shares of the Fund.

2.      The existing classes of Shares of the Fund continue to be designated as "Class A" shares, "Class C" shares and "Class I" shares.

3.      Class A shares, Class C shares, Class I shares and Class Y shares shall each be entitled to all of the rights and preferences accorded to Shares of the Fund under the Declaration of Trust.

4.      The purchase price of Class A shares, Class C shares, Class I shares and Class Y shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 4th day of May, 2015.

DREYFUS STOCK FUNDS

By:
Name:	Jeff Prusnofsky
Title:	Vice President and Assistant Secretary

STATE OF NEW YORK	)
	:	ss.:
COUNTY OF NEW YORK	)

On this 4th day of May, 2015, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

Notary Public